STOCK PURCHASE AGREEMENT



                         by and between



           MINNESOTA MINING AND MANUFACTURING COMPANY



                               and



                           HEARx LTD.




                    Dated as of July 24, 1995



                    STOCK PURCHASE AGREEMENT
                    ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of July

__, 1995, by and between MINNESOTA MINING AND MANUFACTURING

COMPANY ("Purchaser"), a Delaware corporation having its

principal office at 3M Center, St. Paul, Minnesota 55144, and

HEARx LTD., a Delaware corporation ("Company"), having its

principal office at 471 Spencer Drive, West Palm Beach, Florida

33409.


                            RECITALS
                            --------

     The Company and Purchaser agreed, pursuant to their

Agreement dated May 1, 1995, to apply $400,000.00 of debt which

Company owes to Purchaser to the purchase of Senior Preferred

Stock, Series E, of the Company, at $85.00 per share, for a total of 4,706 shares.

     NOW, THEREFORE, in consideration of the mutual covenants,

agreements, representations and ties contained herein, the

Company and Purchaser agree as follows:


                            ARTICLE I
                            ---------
                   PURCHASE AND SALE OF STOCK
                   --------------------------

     1.1  PURCHASE AND SALE OF STOCK.  Subject to the terms and conditions of this Agreement, Purchaser hereby purchases 4,706 shares of Senior Preferred Stock, Series E of the Company, par

value $1.00 per share ("Senior E Preferred") for a total purchase price of $400,000.00. The Senior E Preferred shall have the voting powers, preferences, rights, limitations and restrictions

contained in the Certificate of Designations, Preferences and

Rights, a copy of which is attached hereto as Exhibit "A," and whose terms and conditions shall be at least as favorable as those offered to other holders of preferred shares

     1.2  PURCHASE PRICE.  The Company hereby acknowledges

receipt of such $400,000.00.


                           ARTICLE II
                           ----------
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          ---------------------------------------------

     2.1  ORGANIZATION.  The Company is a corporation duly

organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2  AUTHORIZATION.  The Company has full power and

authority to enter into this Agreement and to carry out the

transactions contemplated hereby.  Except as provided in Article

V hereof, the Company has taken all action required by law, its

Certificate of Incorporation and Bylaws, or otherwise, to

authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited under principles of equity or the availability of equitable remedies,

such as specific performance, injunctive relief or waiver.

     2.3  CONSENTS AND APPROVALS.  Except as provided in Article

V hereof no consent, approval or authorization of, or

declaration, filing or registration with, any governmental or regulatory authority, is required in connection with the

examinations delivery and performance of this Agreement by the

Company and the consummation of the transactions contemplated hereby.


                           ARTICLE III
                           -----------
           REPRESENTATIONS AND WARRANTIES OF PURCHASER
           -------------------------------------------

     Purchaser represents and to the Company as follows:

     3.1  INVESTMENT REPRESENTATION.  Purchaser is requiring the

Senior E Preferred solely for its own account and not with a view to the distribution thereof except in conformity with the

Securities Act of 1933, as amended ("Act").  Purchaser

understands that the shares of Senior E Preferred and shares of

Common Stock, par value $.01 per share ("Common Stock") of the

Company which may be issuable upon conversion of the shares of

Senior E Preferred have not been registered under the Act or any applicable state securities laws and may not be sold or

transferred except in compliance with such laws and the

certificates evidencing the shares of Senior E Preferred will bear an appropriate legend to that effect.

     3.2  DISCLOSURE.  Purchaser has had access to all

information regarding the Company necessary to allow Purchaser to make a fully informed decision to purchase the Senior E

Preferred.


                           ARTICLE IV
                           ----------
                       REGISTRATION RIGHTS
                       -------------------

     4.1  DEMAND REGISTRATION RIGHTS.  At any time after the end of the Company's fiscal year, Purchaser may request, in writing,

that the Company effect the registration on Form S-1 or Form S-2

(or any successor form) of the Senior E Preferred.  If Purchaser intends to distribute the Senior E Preferred by means of an

underwriting, Purchaser shall so advise the Company at its

request.  In the event such registration is underwritten, the right of other stockholders to participate shall be conditioned on such stockholders' participation in such underwriting.  Upon receipt of any such request, the Company shall promptly give written notice of such proposed stock registration to all

stockholders.  Such stockholder shall have the right, by giving written notice to the Company within thirty (30) days after the

Company provides its notice, to elect to have included in such registration such of their registrable stock as such stockholders may request in such notice of election, subject to the approval of the underwriter managing the offering.  Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 or Form S-2 (or any such form), of all stock which the Company has been requested to so register.  Purchaser shall bear its proportionate share of the expenses of such registration; provided, however, that expenses borne by Purchaser shall not include the cost of any financial statements prepared in the normal course of the Company's

business or charges made for the services of any officers or employees of the Company in connection with such registration.

     4.2  INCIDENTAL REGISTRATION RIGHTS.  If, under state laws,

under the Securities Act of 1933, as amended or any other similar

Federal Statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time

(hereinafter "the Act"), the Company proposes to register any of its securities under the Act for the account of a security holder or security holders exercising demand registration rights

(except, with respect to Registration Statements filed on Form S-

8 or Form S-4 or such other similar form then in effect under the

Act), it will each such time give written notice to Purchaser of its intention so to do and, upon the written request of Purchaser given within 20 days after the Company's giving of such notice

(which request shall state the intended method of disposition by

Purchaser of stock), the Company's use its best efforts to cause the Stock, as to which registration shall have been so requested,

to be included in the securities to be covered by the

registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition of Purchaser's Stock so registered in accordance with the written request of Purchaser.  Notwithstanding any other provision of this Paragraph 4.2, if the underwriter determines that the

marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all of the

Stock of the type Purchaser requested be registered from such registration and underwriting.  In such event, the amount of such

Stock to be included in the registration shall be apportioned pro rata among the holders of such Stock requesting registration,

according to the total amount of such Stock requested to be

registered by such requesters, or in such other proportion as shall mutually be agreed to by such requesters.  In the event that any registration pursuant to this Paragraph 4.2 shall be, in whole or in part, a firm commitment underwritten offering of securities of the Company, any request by Purchaser pursuant to this Paragraph 4.2 to register Stock must specify that such

shares are to be included in the underwriting (i) on the same terms and conditions as the shares of the Stock, if any,

otherwise being sold through underwriters under such registration or (ii) on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances in the event that no shares of the Stock are being sold through underwriters under such registration.  Purchaser shall bear its proportionate share of the expenses of such

registration; provided, however, that expenses borne by Purchaser shall not include the cost of any financial statements prepared in the normal course of the Company's business or charges made for the services of such officers or employees of the Company in connection with such registration.

     4.3  PRIOR REGISTRATION RIGHTS.  The Company acknowledges

that these are same rights conferred on the previously issued

Series A, B, C, D and G Senior Preferred Stock issued to

Purchaser.


                            ARTICLE V
                            ---------
                            COVENANTS
                            ---------

     5.1  INCREASE IN AUTHORIZED COMMON STOCK.  Purchaser

acknowledges that it is aware that in order for the shares of

Senior E Preferred to be convertible into shares of Common Stock,

the authorized number of shares of Common Stock which the Company may issue must be increased.  The Company agrees to use its best efforts to cause its shareholders to approve at the next annual meeting of shareholders an amendment to the Company's Certificate of Incorporation increasing the authorized Common Stock of the

Company in an amount sufficient to allow for the issuance of the shares of Common Stock in which the Senior E Preferred (and all other shares of Senior Preferred Stock which Purchaser has the right to acquire pursuant to the documents referred to in Section

5.6 hereof) are convertible.

     5.2  FAILURE TO AUTHORIZE INCREASED COMMON STOCK SHARES.  In

the event the Company is Unsuccessful in causing its shareholders to approve the increase in the authorized common shares, then the

Company will pay to 3M Four Hundred Thousand Dollars

($400,000.00) within seven (7) days of the shareholders meeting.

Upon receipt of payment of $400,000.00, 3M will return the Stock

Certificate for the issued shares to the Company.


                           ARTICLE VI
                           ----------
                    MISCELLANEOUS PROVISIONS
                    ------------------------

     6.1  AMENDMENTS AND MODIFICATION.  This Agreement may be

amended or supplemented only by written agreement of the parties.

     6.2  WAIVER OF COMPLIANCE.  Any failure of the Company or of

Purchaser to comply with any obligation agreement or condition herein may be waived in writing, however, failure to insist upon strict compliance with any such obligation, covenant or condition shall not operate as a waiver of, or estoppel with respect to,

any subsequent or other failure.

     6.3  EXPENSES.  The Company and Purchaser shall pay the

expenses incurred by each of them in connection with the

preparation and execution of this Agreement.

     6.4  NOTICES.  All notices required to be given hereunder

shall be in writing any may be given in person or by United

States mail, by delivery service, or by electronic submission.

Any notice directed to a party to this Agreement shall become effective upon the earliest of the following: (1) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, five (5) business days after

deposit with the United States Post Service, postage prepaid,

addressed to that party at its designated address, attention of,

in the case of Purchaser, Gebran J. Sabongi and, attention of, in the case of the Company, Dr. Paul A. Brown.  The designated

address of a party shall be as set forth above unless a party specifies another address to the other party by means of a notice given in accordance with the provisions of this paragraph.

     6.5  INTERPRETATION.  This Agreement has been prepared and negotiations in connection herewith have been carried on by the joint efforts of the parties.  This Agreement is to be construed fairly and simply and not strictly for or against either of the parties hereto.

     6.6  OTHER AGREEMENTS.  This Agreement is executed pursuant to the Agreement dated May 1, 1995, between Company and

Purchaser.  Application of $400,000.00 by HEARx to the purchase of Senior Preferred Stock, Series E, by 3M will reduce its debt to 3M by $400,000.00.

     6.7  COUNTERPARTS.  This Agreement may be executed

simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

     6.8  FURTHER ASSURANCES.  At any time, upon request of the other party, the Company and the Purchaser will perform, execute,

acknowledge and deliver all further transfers, documents, and assurances as might be necessary or appropriate to effectuate the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have signed their

names, all as of the day, month and year first above written.


                              MINNESOTA AND
                              MANUFACTURING COMPANY


                              By: /s/ Gebran J. Sabongi
                                 ------------------------------
                                 Gebran J. Sabongi
                                 Business Manager, Hearing Health


                              HEARx LTD.


                              By: /s/ Paul A. Brown
                                 ------------------------------
                                 Dr. Paul A. Brown
                                 Chairman of the Board


                           EXHIBIT A

                           HEARx LTD.
                  CERTIFICATE OF DESIGNATIONS,
                    PREFERENCES AND RIGHTS OF
                     SENIOR PREFERRED STOCK,
                            SERIES E


             Pursuant to Section 151 of the General
                     Corporation Law of the
                        State of Delaware

          HEARx Ltd., a corporation organized on April 11, 1986

and existing under the laws of the State of Delaware

("Corporation"), the Restated Certificate of Incorporation of

which was filed in the office of the Secretary of State of

Delaware on February 5, 1987, does by its chairman and its

Secretary hereby certify;

          That pursuant to the authority vested in the Board of

Directors by the Restated Certificate of Incorporation, the

Board, at a meeting duly held on June 16, 1995, adopted the

following resolutions:

          RESOLVED, that pursuant to the authority so conferred

upon it, the Board of Directors hereby authorizes the issuance of

11,765 shares of Senior Preferred Stock, Series E, par value

$1.00 per share ("Senior E Preferred"), to Minnesota Mining and

Manufacturing Company for a total purchase price of $1,000,000.

          RESOLVED, that the voting powers, preferences and

relative rights and privileges and other rights granted to the

Senior E Preferred and the qualifications, limitations or

restrictions imposed thereon be, and they hereby are, as follows:

          A.   DIVIDENDS AND DISTRIBUTION.  The holders of the

Senior E Preferred shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, the same amount paid on or with respect to

shares of Common Stock, par value $.10 per share ("Common

Stock"), of the corporation, each share of Senior E Preferred being deemed equal to the number of shares of Common Stock into which it is then convertible.

          B.   VOTING RIGHTS.  The holders of the senior B

Preferred shall have 100 votes per share of Senior E Preferred and shall have voting rights and powers equal to the voting

rights and powers of the Common Stock.  Except as may be required by law, the holders of the Senior E Preferred shall not vote separately as a class but shall instead vote with the holders of the Common Stock on all matters as to which stockholders are entitled to vote under Delaware law.

          C.   PRIORITY.  The Senior E Preferred shall be senior

to all shares of capital stock of the Corporation other than the

Senior Preferred Stock, Series A, par value $1.00 per share

("Senior A Preferred"), Senior Preferred Stock, Series B, par

value $1. 00 per share ("Senior B Preferred"), the Senior

Preferred Stock, Series C, par value $1.00 per share ("Series C

Preferred"), Senior Preferred Stock, Series D, par value $1.00 per share ("Senior D Preferred") , and Senior Preferred Stock,

Series G, par value $1.00 per share ("Senior G Preferred"); the

Senior A, B, C, D, E and G preferred being together called the

"Senior Preferred") and shall rank pari passu with the Senior A,

B, C, D, E and G Preferred.

          D.   LIQUIDATION, DISSOLUTION OR WINDING UP

               1.   Upon any liquidation, dissolution or winding

up of the Corporation, no distribution shall be made to the

holders of any class of Preferred stock or Common Stock of the corporation unless the holders of the Senior A Preferred, the

Senior B Preferred, the Senior C Preferred, the Senior D, the

Senior E and Senior G Preferred shall have received an aggregate amount equal to $50, $67, $50, $67, $85, and $67 per share,

respectively.

               2.   In the event the assets to be distributed to

the holders of Senior Preferred shall be insufficient to permit the payment to holders of the full preferential amount aforesaid,

then all the assets of the Corporation to be so distributed shall be distributed to the holders of the Senior Preferred on a pro rata basis in accordance with their respective holdings of such

Senior Preferred and the respective rights of such shares.

               3.   In the event that assets of the Corporation

remain after distribution to holders of Senior Preferred in

accordance with subparagraphs 1 and 2 of this paragraph D, the holders of other shares of capital stock of the Corporation shall be entitled to distribution of such assets in accordance with their respective rights thereto.

          E.   OPTIONAL CONVERSION.  Each share of Senior E

Preferred shall be convertible at any time at the option of the holder thereof into 100 fully paid and non-assessable shares of

Common Stock at the rate of $.85 per share ("Conversion Rate"),

subject to adjustment of the Conversion Rate in accordance with paragraph G hereof.

          F.   MANDATORY CONVERSION.  In the event that the

shares of Common Stock are listed on the American Stock Exchange or the New York Stock Exchange, each share of Senior E Preferred shall be converted automatically into 100 fully paid and non-

assessable shares of Common Stock at the rate of $.85 per share.

          G.   ADJUSTMENTS TO THE CONVERSION RATE AND NOTICES.

The Conversion Rate shall be subject to adjustment from time to time, calculated as follows, (except that no adjustment need be made until cumulative adjustments would affect the Senior E

Preferred Conversion Rate by one or more shares of Common Stock):

               1.   if the Corporation:

                    (a)  Pays a dividend or makes a distribution

on its capital stock in shares of Common Stock;

                    (b)  Subdivides outstanding shares of Common

Stock into a greater number of shares;

                    (c)  combines outstanding shares of Common

Stock into a smaller number of shares; or

                    (d)  Issues by reclassification of Common

Stock any shares of its capital stock; then the Conversion Rate in effect immediately prior to such action shall be adjusted so that each holder of shares of Senior E Preferred thereafter

converted may receive the number of shares of Common Stock which such holder would have owned immediately following such action if such holder had converted such shares of Senior E Preferred

immediately prior to such action.

               2.   If the Corporation shall consolidate with or

merge into any other corporation or transfer all of its

properties and assets as an entirety to any person, then upon consummation of such transaction, each share of the Senior E

Preferred shall automatically become convertible into the kind and amount of securities, cash or other assets to which the

holder of such share would have been entitled immediately after such consolidation, merger or transfer if such holder had

converted such share of Senior D and G Preferred immediately prior to the effective date of such transaction.

               3.   The adjustment shall become effective

immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of (a) an issuance, a subdivision, combination, or

reclassification, or (b) consolidation or merger of the

Corporation.

               4.   If the Corporation:

                    (a)  Issues rights or warrants entitling

holders of capital stock to subscribe for or purchase shares of

Common Stock or securities convertible into Common Stock; or

                    (b)  Distributes to the holders of its

capital stock any of its assets or debt securities or any rights or warrants to purchase debt securities, assets or other

securities of the Corporation; then notice thereof shall be given in writing to the holders of the Senior E Preferred no later than

30 days prior to the date of such issuance or distribution.

          H.   MECHANICS OF CONVERSION.

               1.   Upon receipt of written notice from the

Corporation that shares of Senior E Preferred have been converted automatically pursuant to paragraph F hereof, which notice shall be given within 15 days of the occurrence of such mandatory

conversion, each holder of Senior E Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the

office of the Corporation.  Thereupon, the Corporation shall promptly issue and deliver to such holder of Senior E Preferred a certificate or certificates for the number of shares of Common

Stock to which such holder shall be entitled.

               2.   In the event of conversion at the option of

the holder of shares of Senior E Preferred pursuant to paragraph

E hereof, the holder shall surrender the certificate or

certificates therefore, duly endorsed, at the office of the

corporation and shall give written notice to the Corporation of such holders election to convert same and shall state therein the number of shares of Senior E Preferred being converted.

          I.   RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

The Corporation shall at all times thereafter reserve and keep available out of its authorized but unissued shares of Common

Stock, solely for the purpose of effecting conversion of the shares of Senior E Preferred, such number of shares of Common

Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Senior E Preferred.

          RESOLVED, that the proper officers of the Corporation

be, and they hereby are, authorized and directed to take such action as they may deem necessary to carry into effect the

foregoing resolutions.

          IN WITNESS WHEREOF, the corporation has caused the

foregoing certificate to be signed by Paul A. Brown, M.D., its

Chairman of the Board, and attested by David W. Forman, its

secretary, on July 24, 1995.


                              HEARx LTD.


                              By: /s/ Paul A. Brown
                                 -----------------------------
                                 Paul A. Brown, M.D.
                                 Chairman of the Board

ATTEST:

/s/ David W. Forman
- ----------------------------
David W. Forman
Secretary